Exhibit 10.1

AMENDMENT TO

SECURED CONVERTIBLE NOTES,

PRE-FUNDED COMMON STOCK PURCHASE WARRANTS, AND

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This AMENDMENT TO SECURED CONVERTIBLE NOTES, PRE-FUNDED COMMON STOCK PURCHASE WARRANTS, AND AMENDED AND RESTATED SHARED SERVICES AGREEMENT (this “Amendment”) is entered into as of August 10, 2026 and shall be effective as of October 10, 2026 (the “Amendment Effective Date”), by and among RYTHM, Inc., a Nevada corporation (the “Company”), RSLGH, LLC, a Delaware limited liability company (“RSLGH”), and Vision Management Services, LLC, a Delaware limited liability company (“VMS”), with reference to the following facts:

RECITALS

A.  On November 5, 2024, the Company issued to RSLGH a Secured Convertible Note with an original principal amount of $10.0 million, which was amended by Amendment No. 1 on May 8, 2025 and by Amendment No. 2 on August 25, 2025 (as amended, the “November 2024 Note”).

B.  On November 5, 2024, RSLGH acquired pre-funded warrants (the “November 2024 Acquired Warrants”) to purchase an aggregate of up to 6,169,702 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) from a prior holder of such warrants.

C.  On May 8, 2025 and September 1, 2025, the Company issued pre-funded warrants to purchase an aggregate of up to 29,987 shares of Common Stock to RSLGH as payments of interest pursuant to the November 2024 Note, and on November 3, 2025, RSLGH elected to convert the November 2024 Note and $175,000 of accrued interest thereon into pre-funded warrants to purchase up to 3,222,997 shares of Common Stock (all such pre-funded warrants, collectively, the “November 2024 Note Warrants”).

D.  On May 22, 2025, the Company issued to RSLGH a Secured Convertible Note with an original principal amount of $27.0 million, which was amended by Amendment No. 1 on August 25, 2025 (as amended, the “May 2025 Note”).

E.  On September 1, 2025 and on March 1, 2026, the Company issued pre-funded warrants to purchase an aggregate of up to 89,150 shares of Common Stock to RSLGH as payments of interest pursuant to the May 2025 Note (collectively, the “May 2025 Note Warrants”).

F.  On August 25, 2025, the Company issued to RSLGH a Secured Convertible Note with an original principal amount of $45.0 million (the “August 2025 Note”).

G.  On March 9, 2026, the Company issued pre-funded warrants to purchase up to 78,459 shares of Common Stock to RSLGH as a payment of interest pursuant to the August 2025 Note (collectively, the “August 2025 Note Warrants”).

H.  On May 20, 2025, the Company entered into an Amended and Restated Shared Services Agreement with VMS (the “Services Agreement”), pursuant to which VMS provides certain services to the Company and its subsidiaries, which provides that payment for such services may be made in the form of cash, in shares of Common Stock, or in pre-funded warrants.

I.  On October 20, 2025, the Company issued pre-funded warrants to purchase up to 141,343 shares of Common Stock to RSLGH, as assignee of VMS, as payment of amounts due pursuant to the Services Agreement (collectively, the “Services Agreement Warrants”).

J.  Pursuant to Section 18 of each of the May 2025 Note and the August 2025 Note (collectively, the “Notes”), each such Note may only be amended, waived or modified in writing by the Company and by holders of a majority of the principal amount outstanding, as of the date of such amendment, waiver and/or modification, under all notes of the same series issued concurrently with each Note (such holders, the “Required Holders”).

K.  RSLGH constitutes the Required Holders under each of the Notes and is the holder of each of the Warrants.

L.  Pursuant to Section 5(l) of each of the November 2024 Note Warrants, the November 2024 Acquired Warrants, the May 2025 Note Warrants, the August 2025 Note Warrants, and the Services Agreement Warrants (collectively, the “Warrants”), each Warrant may only be amended, waived or modified in writing by the Company and by the holder of such Warrant.

M.  Each of the Notes, each of the Warrants, and each of the forms of pre-funded warrants attached as exhibits to each Note and to the Shared Services Agreement contain (i) beneficial ownership limitations that prohibit exercise or conversion, as applicable, to the extent that after giving effect to such conversion or exercise, the holder of the applicable Note or Warrant, together with its affiliates and any other persons acting as a group, would beneficially own more than 49.99% of the Common Stock outstanding immediately after giving effect to the issuance of such shares, and (ii) as applicable, a prohibition on exercise or conversion, as applicable, to the extent that the Company determines that the approval of its stockholders is required by the applicable rules of the Nasdaq Capital Market (clauses (i) and (ii), collectively, the “Ownership Limitations”).

N.  The Company, RSLGH and VMS desire to amend each Note, the Services Agreement, and each Warrant to remove all references therein to the Ownership Limitations, effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the execution and delivery of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties to this Amendment hereby further agree as follows:

AGREEMENT

1.  Recitals. The foregoing recitals are true and correct and are incorporated herein in their entirety.

2.  Amendments to the May 2025 Note. As of the Amendment Effective Date, the May 2025 Note is hereby amended or modified as follows:

a.	The May 2025 Note is hereby amended by deleting Section 7(I) in its entirety.

b.	Exhibit B to the May 2025 Note is hereby amended by deleting Section 2(e) in its entirety.

c.	Exhibit B to the May 2025 Note is hereby amended by deleting Sections 3(b) and 3(c) in their entirety and, in lieu thereof, replacing such sections with new Sections 3(b) and 3(c) as set forth in Exhibit I hereto.

3.  Amendments to the August 2025 Note. As of the Amendment Effective Date, the August 2025 Note is hereby amended or modified as follows:

a.	The August 2025 Note is hereby amended by deleting Section 5(C) in its entirety and, in lieu thereof, replacing such section with new Section 5(C) as set forth in Exhibit II hereto.

b.	The August 2025 Note is hereby amended by deleting Section 7(I) in its entirety.

c.	Exhibit B to the August 2025 Note is hereby amended by deleting Section 2(e) in its entirety.

d.	Exhibit B to the August 2025 Note is hereby amended by deleting Sections 3(b) and 3(c) in their entirety and, in lieu thereof, replacing such sections with new Sections 3(b) and 3(c) as set forth in Exhibit I hereto.

4.  Amendments to the Services Agreement. As of the Amendment Effective Date, the Services Agreement is hereby amended or modified as follows:

a.	Exhibit A to the Services Agreement is hereby amended by deleting Section 2(e) in its entirety.

b.	Exhibit A to the Services Agreement is hereby amended by deleting Sections 3(b) and 3(c) in their entirety and, in lieu thereof, replacing such sections with new Sections 3(b) and 3(c) as set forth in Exhibit I hereto.

5.  Amendments to the Warrants. As of the Amendment Effective Date, each Warrant is hereby amended or modified as follows:

a.	Each Warrant is hereby amended by deleting Section 2(e) in its entirety.

b.	Each Warrant is hereby amended by deleting Sections 3(b) and 3(c) in their entirety and, in lieu thereof, replacing such sections with new Sections 3(b) and 3(c) as set forth in Exhibit I hereto.

6.  Limited Effect. The Notes, the Warrants, and the Services Agreement are not amended in any other respect. All other terms and provisions of each Note, each Warrant, and the Services Agreement not herein specifically modified and amended shall remain in full force and effect as originally set forth therein. All references in each Warrant shall be deemed a reference to such Warrant as modified and amended herein. All references in each Note, the related security agreement or any other related document or agreement (collectively, the Loan Documents”) shall be deemed a reference to such Note as modified and amended herein. The Company agrees that its obligations under each Warrant, each Note and each other Loan Document are its valid and binding obligations, enforceable in accordance with their terms, subject to no defense, counterclaim, or objection. This Amendment amends each Note, each Warrant and the Services Agreement, and is intended to be a continuation of the obligations set forth therein and in each other Loan Document. Nothing in this Amendment is intended, nor shall be construed, to constitute a novation or an accord or satisfaction of any Note or any other Loan Document.

7.  Miscellaneous. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the Amendment Effective Date set forth above.

COMPANY

RYTHM, INC.

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Interim Chief Executive Officer

RSLGH

RSLGH, LLC

By:	/s/ Bret Kravitz
Name:	Bret Kravitz
Title:	Corporate Secretary

VMS

VISION MANAGEMENT SERVICES, LLC

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Authorized Manager

SIGNATURE PAGE TO AMENDMENT

Exhibit I

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

c) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) other than a dividend or other distribution of the type described in Section 3(a) above (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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Exhibit II

(C) Payments of Stated Interest. Payments of Stated Interest at each Interest Payment Date, including payment of any Stated Interest on the Maturity Date, shall be made, at the election of the Required Holders in their sole discretion, in the form of (i) cash by wire transfer of immediately available funds to an account of the Holder that is provided to the Company on the date hereof, (ii) issuance of shares of Common Stock pursuant to the terms set forth in Section 5(C), or (iii) a Pre-Funded Warrant. The number of shares of Common Stock for any payment of Stated Interest shall be equal to (i) the amount of Stated Interest accrued and outstanding as of such Interest Payment Date divided by (ii) the Conversion Price. The number of warrant shares for each such Pre-Funded Warrant shall be equal to (i) the amount of Stated Interest accrued and outstanding as of such Interest Payment Date divided by (ii) the Warrant Conversion Price. Following an Interest Payment Date, Holder shall notify the Company, with sufficient detail, the Stated Interest accrued and outstanding as of such Interest Payment Date, and the Required Holders shall specify the form of payment of such Stated Interest. No later than ten Business Days following receipt of such notification, the Company shall issue to the Holder the applicable cash payment, shares of Common Stock or Pre-Funded Warrant, as applicable.

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